EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Science and Engineering, Inc. Receives $38.6 Million Order from the U.S. Government Under a New IDIQ Contract

First Delivery is for Thirty-Two Z Backscatter Vans

BILLERICA, Mass. – August 16, 2005 – American Science and Engineering, Inc. (NASDAQ: ASEI) (AS&E®), a leader in X-ray detection technology, announced today the receipt of a major Indefinite Delivery/Indefinite Quantity (IDIQ) contract from the U.S. Government for multiple Z® Backscatter Vans™(ZBV), including options, installation, operator training, and parts and warranty.  The first delivery under the IDIQ is for thirty-two ZBVs totaling $38.6 million.

“I am very pleased to announce this milestone IDIQ contract from the U.S. Government,” said Anthony Fabiano, President and CEO. “The first installment order of thirty-two ZBVs will provide the U.S. Government with an advanced level of defense against car and truck bombs.  We continue to receive positive feedback from the field indicating that the ZBV is a critical asset for force protection. The ZBV is proving to be the product of choice for finding a host of threats, including improvised explosive devices that jeopardize national and international safety.”

Fabiano continued, “As our install base grows worldwide, we continue to expand the functionality of the ZBV to support our customers’ evolving needs. These follow-on orders from the U.S. Government underscore the quality, the versatility, and the effectiveness of this unique product in the security arena.”

A breakthrough in X-ray detection technology, AS&E’s Z Backscatter Van is a low-cost, highly mobile screening system built into a commercially available delivery van. The ZBV allows for immediate deployment in response to security threats, and its high throughput capability facilitates rapid inspections. The system’s unique “drive-by” capability allows one or two operators to conduct X-ray imaging while the ZBV drives past suspect vehicles and objects.  For personnel safety in dangerous environments, a remote console is available for operating the system in stationary mode from a distance of up to 500 meters.

AS&E®

American Science and Engineering, Inc. develops and manufactures state-of-the-art X-ray inspection systems for homeland security and other critical defense applications. AS&E continues to innovate, create and develop new products by investing in new ideas through research and development, and evolving its technology to meet the needs of an ever-changing world. AS&E’s patented Z Backscatter technology detects plastic explosives, illegal drugs, and other contraband, even when artfully concealed in complex backgrounds by terrorists and smugglers. AS&E’s Shaped EnergyTM X-ray inspection systems combine the material discrimination features of Z Backscatter imaging with the penetration capability of high-energy X-rays for dense cargoes, without the problems caused by excessive radiation. For more information on AS&E products and technologies, please visit http://www.as-e.com.

Contact:

Dana Harris	Laura Berman
Red Javelin Communications, Inc.	American Science and Engineering, Inc
978-440-8392	978-262-8713
dana@redjavelin.com	lberman@as-e.com

Safe Harbor Statement. The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions or delays in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products; litigation seeking to restrict the use of intellectual property used by the Company; potential product liability claims against the Company; global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; and the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth, and future delays in federal funding. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.